Exhibit 10(h)
WAL-MART STORES, INC.
STOCK INCENTIVE PLAN OF 2010
(As amended and restated effective August 12, 2013)
1.1    Purpose and Effective Date. Wal-Mart Stores, Inc. ("Walmart") believes it is important to provide incentives to Walmart's Associates and non-management directors through participation in the ownership of Walmart and otherwise. The Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 was originally established under the name Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 ("1998 Plan"). The 1998 Plan was amended, restated and renamed from time to time, and approved and re-approved by Walmart stockholders, as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 ("2005 Plan") and the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 ("Plan"). The Plan, as heretofore amended, is hereby further amended and restated as set forth herein effective August 12, 2013, to make certain administrative changes and other changes not requiring stockholder approval. The purpose of the Plan is to provide incentives to certain Associates and to non-management directors to enhance their job performance, to motivate them to remain or become associated with Walmart and its Affiliates, and to increase the success of Walmart. The Plan is not limited to Associates who are executive officers of Walmart, but will be available to provide incentives to any Associate that the Committee believes has made or may make a significant contribution to Walmart or an Affiliate of Walmart.
DEFINITIONS
2.1    "Affiliate" means any corporation, partnership, limited liability company, business trust, other entity or other business association that is now or hereafter controlled by Walmart; provided that if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not contain a definition of "Affiliate" as required under Code Section 409A, then for purposes of such Plan Award "Affiliate" means a definition that will comply with Code Section 409A, applying a direct or indirect control or ownership percentage of Walmart equal to or greater than 50%.
2.2    "Associate" means (a) any person employed by Walmart or any Affiliate, and (b) any person who is a non-management director of Walmart.
2.3    "Board" means the Board of Directors of Walmart.
2.4    "Cause" means the Associate's commission of any act deemed inimical to the best interest of Walmart or any Affiliate or failure to perform satisfactorily his or her assigned duties, each as determined in the sole discretion of the Committee.
2.5    "Code" means the Internal Revenue Code of 1986, as amended.
2.6    "Committee" means the Compensation, Nominating and Governance Committee of the Board. Where the Compensation, Nominating and Governance Committee of the Board has delegated duties, powers or authority hereunder, the term "Committee" shall refer to the delegate.
2.7    "Continuous Status as an Associate" means the absence of any interruption or termination of the employment relationship between an Associate and Walmart or an Affiliate or the absence of any termination of services as a non-management director of Walmart. Continuous Status as an Associate shall not be considered interrupted in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by Walmart or an Affiliate; provided that leave does not exceed one year, unless re-employment upon the expiration of that leave is guaranteed by contract or law or unless provided otherwise by a policy of Walmart or an Affiliate. Notwithstanding the preceding definition, if a Plan Award provides for the deferral of compensation within the meaning of Code Section 409A, and if the applicable Notice of Plan Award does not define a term that is a "separation from service" within the meaning of Code Section 409A, then for purposes of such Plan Award the Recipient's Continuous Status as an Associate will terminate if the Recipient has a "separation from service" within the meaning of Code Section 409A.
2.8    "Covered Employee" has the meaning set forth in Code Section 162(m)(3).
2.9    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.
2.10    "Fair Market Value" means, as of any date, the closing sales price for a Share (a) on the NYSE (or if no trading in Shares occurred on that date, on the last day on which Shares were traded) or (b) if the Shares are not listed for trading on the NYSE, the value of a Share as determined in good faith by the Committee; provided that for purposes of tax withholding, for purposes of a "net exercise" procedure for Options, and for such other purposes as the Committee deems appropriate, the Committee may apply a different method for calculating Fair Market Value determined in good faith by the Committee for such purpose.
2.11    "Fiscal Year" means the 12-month period beginning on each February 1 and ending on the following January 31.
2.12    "Gross Misconduct" is conduct that the Committee determines is detrimental to the best interests of Walmart or any Affiliate. Examples of conduct detrimental to the best interests of Walmart or any Affiliate include, without limitation, violation of Walmart's Statement of Ethics or other Walmart policy governing behavior while an Associate or applicable period thereafter, or theft, the commission of a felony or a crime involving moral turpitude, gross misconduct or similar serious offenses while an Associate.

2.13    "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.
2.14    "Nonqualified Option" means an Option not intended to be treated as an Incentive Stock Option or that in fact does not qualify as an Incentive Stock Option.
2.15    "Notice of Plan Award" means the agreement or other document evidencing and governing any Plan Award.
2.16    "NYSE" means the New York Stock Exchange or any successor organization thereto.
2.17    "Option" means a stock option to acquire a certain number of the Subject Shares granted pursuant to the Plan.
2.18    "Parent/Subsidiary Corporation" means a "parent corporation" (within the meaning of Code Section 424(e)) or a "subsidiary corporation" (within the meaning of Code Section 424(f)) of Walmart, in each case determined as of the date of grant.
2.19    "Performance Goals" means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of Walmart, of any Affiliate, or a division or unit thereof, or of an individual Recipient, or groups of Recipients, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for Walmart or an Affiliate, or division thereof, or an individual, and different Performance Measures may be given different weights. The Performance Goals shall include one or more threshold Performance Goals under which no portion of the Plan Award shall become vested, be transferred, retained, or the value of which is to be paid as provided by the Plan and Notice of Plan Award, if the threshold goal or goals are not achieved. With respect to Recipients who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Plan Awards not intended at the time of grant to be Qualified Performance Based Awards.
Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies, business units, divisions or individuals or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in applicable accounting standards after the Performance Goal is established; realized investment gains and/or losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a corporate or divisional operating strategy; bonus expense; the impact on pre-tax income of interest expense attributable to the repurchase of Shares; extraordinary dividends or stock dividends; the effect of corporate reorganizations or restructuring, spinoff, or a sale of a business unit; and other items as the Committee determines to be required so that the operating results of Walmart, a division, or an Affiliate shall be computed on a comparative basis from Performance Period to Performance Period; in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to Walmart's financial statements, notes to Walmart's financial statements, and/or management's discussion and analysis in Walmart's financial statements. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.
2.20    "Performance Measures" means one or more of the following criteria, on which Performance Goals may be based, each a "Performance Measure": (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends or net of or including the after-tax cost of capital) before or after interest and taxes ("EBIT") or before or after interest, taxes, depreciation and amortization ("EBITDA"); (b) gross or net revenue, or changes in annual revenues, same store sales, or comparable store sales; (c) cash flow(s) (including either operating or net cash flows or free cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, Share price or Share price appreciation; (f) earnings growth or growth in earnings per Share; (g) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating or administrative expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per Share; (p) value of assets; (q) volume, market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover or inventory controls; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Walmart-sponsored customer survey; (cc) employee diversity goals; (dd) employee turnover; (ee) specified objective social goals; (ff) safety record; or (gg) business integration.
Performance Measures may be applied on a pre-tax or post-tax basis, and based upon the performance of Walmart, of any Affiliate, of a division thereof, or other business unit, or of an individual Recipient. The Committee may, at time of grant, in the case of a

Plan Award intended to be a Qualified Performance Based Award, and in the case of other grants, at any time, provide that the Performance Goals for such Plan Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.
2.21    "Performance Period" means that period established by the Committee during which the attainment of Performance Goals specified by the Committee with respect to a Plan Award are to be measured. A Performance Period may be a 12-month period or a longer or shorter period.
2.22    "Performance Share Unit," "Performance Unit" or "PSU" means the right to receive the value of a Share, whether settled in Shares or in cash, upon attainment of specified Performance Goals. For Plan Awards granted prior to the 2013 restatement of the Plan, the term "Performance Share" referred to a Performance Share Unit (as defined above) payable in Shares, and "Performance Share Unit" referred to a Performance Share Unit (as defined above) to be settled in cash. To the extent that Notices of Plan Award granted prior to the 2013 restatement of the Plan use the term "Performance Share," the term "Performance Share" as used in such Notices of Plan Award shall, without formal amendment, be deemed to refer to Performance Share Units (as defined above) payable in Shares. To the extent that Notices of Plan Award granted prior to the 2013 restatement of the Plan use the term "Performance Share Unit," the term "Performance Share Unit" as used in such Notices of Plan Award shall, without formal amendment, be deemed to refer to Performance Share Units (as defined above) to be settled in cash.
2.23    "Plan" means this Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, as amended from time to time.
2.24    "Plan Award" means an award or right granted under the Plan consisting of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Unit, or Stock. The terms and conditions applicable to a Plan Award shall be set forth in the applicable Notice of Plan Award.
2.25    "Qualified Performance Based Award" means a Plan Award to a Covered Employee or to an Associate that the Committee determines may be a Covered Employee at the time Walmart or an Affiliate would be entitled to a deduction for such Plan Award, which is intended to provide "qualified performance-based compensation" within the meaning of Code Section 162(m). For any Performance Period for which a Plan Award is intended to be a Qualified Performance Based Award, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Performance Period to which the Performance Goals pertain and while the attainment of the Performance Goals is substantially uncertain, and in any event no later than the date 25% of the Performance Period has elapsed.
2.26    "Recipient" means an Associate who has received a Plan Award.
2.27    "Restricted Stock," or "Restricted Shares" means Shares awarded to a Recipient pursuant to a Plan Award of Restricted Stock that are subject to a Restriction and all non-cash proceeds of those Shares that are subject to a Restriction.
2.28    "Restricted Stock Unit" or "RSU" means a right denominated in Shares, awarded to an Associate that, subject to Section 8.2, may result in payment to the Associate in Shares or cash upon, but not before, the lapse of Restrictions related thereto. To the extent that Notices of Plan Award granted prior to the 2013 restatement of the Plan use the term "Restricted Stock Right," the term "Restricted Stock Right" as used in such Notices of Plan Award shall, without formal amendment, be deemed to refer to Restricted Stock Units (as defined above) payable in Shares. To the extent that Notices of Plan Award granted prior to the 2013 restatement of the Plan use the term "Restricted Stock Unit," the term "Restricted Stock Unit" as used in such Notices of Plan Award shall, without formal amendment, be deemed to refer to Restricted Stock Units (as defined above) to be settled in cash.
2.29     "Restriction" means any restriction on a Recipient's free enjoyment of the Shares or other rights underlying a Plan Award. Restrictions may be based on the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Plan Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.
2.30    "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule, as in effect from time to time.
2.31    "SEC" means the United States Securities and Exchange Commission, or any successor thereto.
2.32    "Section 16 Person" means any individual who is required to file reports under Section 16 of the Exchange Act.
2.33    "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations adopted thereunder.
2.34    "Share" means a share of the common stock, $.10 par value per share, of Walmart.
2.35    "Stock Appreciation Right" means a right granted to a Recipient pursuant to the Stock Appreciation Rights feature of the Plan.
2.36    "Stock" means Shares awarded to a Recipient who is a non-management director.
2.37    "Subject Shares" means such term as defined in Section 3.1.

SHARES SUBJECT TO THE PLAN
3.1    Shares Subject to the Plan. Subject to Section 11.9, the sum of (a) 50,000,000 Shares plus (b) the number of remaining Shares under the 2005 Plan (not subject to outstanding Plan Awards and not delivered out of Shares reserved thereunder) as of the date of stockholder approval of the Plan (collectively, the "Subject Shares") are reserved for delivery under the Plan. The Subject Shares may be authorized, but unissued Shares, treasury Shares held by Walmart or an Affiliate, or Shares acquired on the open market, including shares acquired on the open market by forwarding cash to an independent broker who will purchase Shares on behalf, and in the name of the Recipient. Shares reserved for delivery pursuant to a Plan Award or any rights thereto, whether under the 2005 Plan or the Plan, that expire, are forfeited or otherwise are no longer exercisable or that are reacquired by Walmart pursuant to the terms of the 2005 Plan, the Plan, or a Plan Award, may be the subject of a new Plan Award.
Notwithstanding the foregoing, (a) Shares already owned by a Recipient and used to pay all or a portion of the exercise price of Shares subject to an Option, and (b) any other Shares reacquired by Walmart after such Shares have been issued (or, in the case of Open Market Shares, have been delivered), other than Restricted Stock that is forfeited or reacquired by Walmart without lapse of the Restrictions, shall not become Subject Shares to the extent such Shares are withheld, tendered, or reacquired by Walmart, or are otherwise no longer exercisable, after June 15, 2015.
ADMINISTRATION
4.1    Administration. The Committee will administer the Plan and will grant all Plan Awards; provided that solely for purposes of granting Plan Awards to Recipients who are non-management directors, "Committee" shall mean the full Board. The Plan and Plan Awards to Section 16 Persons shall be administered by the Committee in compliance with Rule 16b-3.
4.2    Duties and Powers. The Committee shall have these duties and powers as to the Plan:

(a)	to establish rules, procedures, and forms governing the Plan;

(b)	to interpret and apply the provisions of the Plan and any Plan Award;

(c)	to recommend amendments of the Plan to the Board;

(d)	to determine those Associates who will be Recipients and what Plan Awards will be made to them;

(e)	to set the terms and conditions of any Plan Award and to determine and certify whether, and the extent to which, any such terms and conditions have been satisfied;

(f)	to determine the Fair Market Value of the Shares for any purpose;

(g)	to amend the terms of any Plan Award without the consent of the Recipient or any other person or to waive any conditions or obligations of a Recipient under or with respect to any Plan Award;

(h)
to make such adjustments or modifications to Plan Awards to Recipients who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish, amend and terminate sub-plans for Associates outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions to the extent permitted under local law;

(i)	to correct any defect or supply any omission; and

(j)	take any other action it deems necessary or advisable.
Notwithstanding the authority of the Committee under this Section 4.2 and notwithstanding any other discretionary power granted to the Committee under the Plan, except in connection with any corporate transaction involving Walmart, the terms of outstanding Plan Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Plan Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the prior approval of Walmart stockholders.
4.3    Delegation. Except for the administration of Qualified Performance Based Awards and matters under the Plan affected by Section 16 of the Exchange Act and the rules adopted thereunder, the Committee may delegate ministerial duties under the Plan (including but not limited to the duties described in Section 4.2(h)) to one or more administrators, who may be Associates of Walmart, and may delegate non-ministerial duties to an officer of Walmart; provided that the delegate of non-ministerial duties (a) shall not be authorized to make Plan Awards to himself or herself, and (b) in any Fiscal Year shall not make Plan Awards in excess of 100,000 Shares in the aggregate or 1,000 Shares to any one Recipient.
The Committee has delegated its powers, duties, and authority under the Plan (including the power to delegate, but not including the power to recommend amendments under Section 4.2(c)) with respect to Associates other than those who are non-management directors of Walmart, or who are otherwise Section 16 Persons, and other than Covered Employees whose awards are intended to be Qualified Performance Based Awards, to the Global Compensation Committee of the Board.
The Board may also delegate administration of the Plan or a particular feature of the Plan to another Committee of the Board.

Any delegated authority, duty or power may be revoked at any time by the delegator as it deems appropriate. Any delegated authority, duty or power may be exercised by the delegator as well as the delegate; provided, however, that in the event of any conflict between the exercise of any authority, duty or power by the delegator and the exercise of any authority, duty or power by the delegate, the exercise by the delegator shall govern.
4.4    Determinations Binding. All actions taken or determinations made by the Committee, in good faith, with respect to the Plan, a Plan Award or any Notice of Plan Award shall not be subject to review by anyone, but shall be final, binding and conclusive upon all persons interested in the Plan or any Plan Award.
PARTICIPATION
5.1    All Associates whom the Committee determines have the potential to contribute significantly to the success of Walmart or an Affiliate, are eligible to participate in the Plan, except that non-management directors may not receive Incentive Stock Options. An Associate may be granted one or more Plan Awards, unless prohibited by applicable law and subject to the limitations under Code Section 422 with respect to Incentive Stock Options. For any Performance Period for which Plan Awards are intended to be Qualified Performance Based Awards, the Committee shall designate the Associates eligible to be granted Plan Awards no later than the 90th day of the Fiscal Year (or in the case of a Performance Period other than a Fiscal Year, after not later than the date 25% of the Performance Period has elapsed).
STOCK OPTIONS
6.1    Term of Options. Walmart may grant Options covering Subject Shares to Associates. The term of each Option shall be the term stated in the Notice of Plan Award; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than 10 years from the date of grant unless the Incentive Stock Option is granted to a Recipient who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation, in which case the term may not exceed 5 years from the date of grant.
Each Option shall be a Nonqualified Option unless designated otherwise in the Notice of Plan Award. Notwithstanding the designation of an Option, if the aggregate Fair Market Value of Shares subject to Incentive Stock Options that are exercisable for the first time by a Recipient during a calendar year exceeds $100,000 (whether due to the terms of the Plan Award, acceleration of exercisability, miscalculation or error), or if such Option for any other reason fails to qualify as an Incentive Stock Option, the excess Options shall be treated as Nonqualified Options.
6.2    Option Exercise Price and Consideration. The per Share exercise price of an Option shall be determined by the Committee in its discretion, except that the per Share exercise price for an Incentive Stock Option shall be 100% of the Fair Market Value of a Share on the date of grant except that, with respect to an Incentive Stock Option granted to an Associate who owns stock representing more than 10% of the voting power of all classes of stock of Walmart or any Parent/Subsidiary Corporation at the time of the grant, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant. The type of consideration in which the exercise price of an Option is to be paid shall be determined by the Committee in its discretion, and, in the case of an Incentive Stock Option, shall be determined at the time of grant.
6.3    Exercise of Options. An Option shall be deemed to be exercised when the person entitled to exercise the Option gives notice of exercise to Walmart in accordance with the Option's terms and Walmart receives full payment for the Shares as to which the Option is exercised or other provision for such payment is made in accordance with rules and procedures established by the Committee from time to time. Except with respect to Incentive Stock Options, such rules and procedures may include procedures for a "net-share settlement" method of exercise, under which, subject to the method requirements in the rules and procedures, the Recipient provides an irrevocable notice of exercise of the Option and Walmart retains a number of Shares sufficient to cover the exercise price and the minimum required withholding, and delivers the net number of Shares to the Recipient. In addition, if determined by the Committee in its discretion, which may be applied differently among Associates or Plan Awards, an Option will be deemed exercised by the Recipient (or in the event of the death of the Recipient then by the person authorized to exercise the Recipient's Option under Section 11.6) on the expiration date of the Option, or if the NYSE is not open on the expiration date, on the last day prior to the expiration date on which the NYSE is open, using a net share settlement method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per Share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.
6.4    Termination of Employment. If a Recipient's Continuous Status as an Associate is terminated for any reason other than Cause, the Recipient may exercise Options that are not subject to Restrictions as of the termination date to the extent set out in the Recipient's Notice of Plan Award. Incentive Stock Options may be exercised only within 60 days (or other period of time determined by the Committee at the time of grant of the Option and not exceeding 3 months) after the date of the termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), and only to the extent that Recipient was entitled to exercise the Incentive Stock Option at the date of that termination. To the extent the Recipient is not entitled to or does not exercise an Option at the date of that termination or within the time specified herein or in the Notice of Plan Award, the Option shall terminate. In addition, the Recipient's right to exercise Options will be tolled pending any period initiated by the Committee to determine the existence of Cause with respect to the Recipient regardless of whether the commencement of such period is prior to, coincident with, or subsequent to the termination of the Recipient's Continuous Status as an Associate. If the

Committee determines there is no Cause, then the tolling period will end and the Recipient's right to exercise Options will be reinstated; provided, however, in no event will the exercise date of an Option be later than the earlier of (a) 90 days following the termination of the Recipient's Continuous Status as an Associate plus the tolling period, or (b) the expiration date of the Option as set forth in the Notice of Plan Award. Notwithstanding any provision in the Plan to the contrary, a Recipient's Continuous Status as an Associate is not terminated for purposes of the Recipient's Options if immediately upon the termination of the Recipient's employment relationship with Walmart or an Affiliate the Recipient becomes a non-management director of Walmart.
6.5    Administrative Suspension from Employment. During a period for which the Recipient is subject to administrative suspension from employment, the Recipient's right to exercise Options will be suspended. If upon the conclusion of the administrative suspension the Recipient returns to employment, then the Recipient's right to exercise Options will be reinstated subject to Restrictions set forth in the Notice of Plan Award; provided, however, in no event will the exercise date of an Option be later than the expiration date of the term of that Option as set forth in the Notice of Plan Award.
6.6    Disability of Recipient. Notwithstanding the provisions of Section 6.4, in the case of a Recipient's Incentive Stock Option, if the Recipient's Continuous Status as an Associate is terminated as a result of his or her total and permanent disability (as defined in Code Section 22(e)(3)), the Recipient may, but only within 12 months from the date of that termination (but in no event later than the expiration date of the term of that Option as set forth in the Notice of Plan Award), exercise an Incentive Stock Option to the extent otherwise entitled to exercise it at the date of that termination. To the extent the Recipient is not entitled to exercise an Incentive Stock Option at the date of termination, or if Recipient does not exercise that Incentive Stock Option to the extent so entitled within the time specified herein, the Incentive Stock Option shall terminate.
6.7    Non-transferability of Options. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner except by testamentary devise or by the laws of descent or distribution or, in those circumstances expressly permitted by the Committee, to a Permitted Transferree. For this purpose, a "Permitted Transferree" means any member of the Immediate Family of the Recipient, any trust of which all of the primary beneficiaries are the Recipient or members of his or her Immediate Family or any partnership of which all of the partners or members are the Recipient or members of his or her Immediate Family. The "Immediate Family" of a Recipient means the Recipient's spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, or the spouse of any of the foregoing individuals.
6.8    Withholding. The Committee may withhold, or provide for the payment of, any amounts necessary to collect any withholding taxes upon any taxable event relating to an Option in accordance with Section 11.10 except to the extent otherwise provided under Section 6.3.
STOCK AND RESTRICTED STOCK
7.1    Grant of Stock. Walmart may grant Stock without Restrictions or payment to non-management directors as the full Board may determine in its sole discretion.
7.2    Grant of Restricted Stock. Walmart may grant Restricted Stock to those Associates the Committee may select in its sole discretion. Each Plan Award of Restricted Stock shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and any other terms and conditions as the Committee may determine in its discretion.
7.3    Dividends; Voting. While any Restriction applies to any Recipient's Restricted Stock, (a) unless the Committee provides otherwise, the Recipient shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to Walmart in the event of the forfeiture of the Restricted Stock, (b) the Recipient shall have the right to, subject to all Restrictions then existing as to the Recipient's Restricted Stock, receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of Walmart, which proceeds shall automatically and without need for any other action become Restricted Stock and be delivered as provided in Section 7.4, and (c) the Recipient shall be entitled to vote the Restricted Stock during the Restriction period.
7.4    Delivery of Shares. Subject to any deferral election under Section 7.8, a Share will be delivered to the Recipient upon, or as soon as practicable after, the lapse of the Restrictions on a Share of Restricted Stock. Stock awarded under Section 7.1 shall be delivered immediately upon issuance of any such Plan Award. During the period of Restriction applicable to Restricted Stock, the Recipient shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber the Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by Walmart, except as required by any law, neither any Shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be void.
7.5    Forfeiture. Unless expressly provided for in the Plan Award, any Restricted Stock held by the Recipient at the time the Recipient ceases to be an Associate for any reason shall be forfeited by the Recipient to Walmart and automatically re-conveyed to Walmart.

7.6    Withholding. The Committee may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Stock, Restricted Stock, or Shares.
7.7    Evidence of Share Ownership. The Restricted Stock will be book-entry Shares held for the benefit of the Recipient with stop transfer instructions on Walmart's stop transfer records until the Restrictions lapse, at which time Walmart will remove stop transfer instructions from the Shares on its stock transfer records.
7.8    Deferral of Restricted Stock. At the time of grant of Stock or Restricted Stock (or at such earlier or later time as the Committee determines to be appropriate in light of the provisions of Code Section 409A) the Committee may permit a Recipient of a Plan Award of Stock or a Plan Award of Restricted Stock to defer his or her Stock or Restricted Stock in accordance with rules and procedures established by the Committee. Alternatively, the Committee may, in its discretion and at the times provided above, permit an individual who would have been a Recipient of a Plan Award of Stock or a Plan Award of Restricted Stock to elect instead to receive an equivalent Plan Award of Restricted Stock Units to be settled in Shares and may permit the Recipient to elect to defer receipt of Shares under such Plan Award of Restricted Stock Units in accordance with Section 8.7.
RESTRICTED STOCK UNITS
8.1    Grant of Restricted Stock Units. Walmart may grant Restricted Stock Units to those Associates as the Committee may select in its sole discretion. Each Plan Award of Restricted Stock Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Notice of Plan Award, as the Committee may determine in its discretion. The Restrictions imposed shall take into account potential tax treatment under Code Section 409A.
8.2    Beneficial Ownership. Until the Restricted Stock Unit is released from Restrictions and settled in Shares or cash, the Associate shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the Associate have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Associate, whether as the direct or indirect result of any action of the Associate or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be void.
8.3    Settlement of Restricted Stock Units. Upon the lapse of the Restrictions, the Recipient of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Plan Award that are no longer subject to Restrictions, (b) in cash in an amount equal to the Fair Market Value of the number of Shares subject to the Plan Award that are no longer subject to Restrictions, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. Where in the judgment of the Committee, it is in the interests of Walmart to do so, a grant of Restricted Stock Units may provide that Walmart or an Affiliate may purchase Shares on the open market on behalf of an Associate in accordance with Section 11.1 ("Open Market Shares").
8.4    Forfeiture. Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of an Associate to such Restricted Stock Units and the Shares thereunder will terminate if the applicable Restrictions are not satisfied.
8.5    Limitation of Rights. A Recipient of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan. The Committee may, however, provide in the Notice of Plan Award that the Recipient shall be entitled to receive dividend equivalent payments on Restricted Stock Units, on such terms and conditions as the Notice of Plan Award shall specify.
8.6    Withholding. The Committee may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock Units.
8.7    Deferral of Restricted Stock Units. At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee determines to be appropriate in light of the provisions of Code Section 409A) the Committee may permit the Recipient to elect to defer receipt of the Shares or cash to be delivered upon lapse of the Restrictions applicable to the Restricted Stock Units in accordance with rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.
STOCK APPRECIATION RIGHTS
9.1    Grant. Walmart may grant Stock Appreciation Rights to those Associates as the Committee selects in its sole discretion, on any terms and conditions the Committee deems desirable. A Recipient granted a Stock Appreciation Right will be entitled to receive payment as set forth in the Notice of Plan Award in an amount equal to (a) the excess of the Fair Market Value of a Share on the date on which the Recipient properly exercises Stock Appreciation Rights that are no longer subject to Restrictions over the Fair Market Value of a Share on the date of grant of the Recipient's Stock Appreciation Rights, (b) a predetermined amount that is less than that excess, or (c) with respect to Recipients who are exempt from U.S. taxation and who are expected to remain exempt from U.S. taxation until the Plan Award is settled, any other amount as may be set by the Committee, multiplied by the number of Stock Appreciation Rights as to which the Recipient exercises the Stock Appreciation Right. The Committee may provide that payment with respect to an exercised Stock Appreciation Right may occur on a date which is different than the exercise date, and may provide for additional payment in recognition of the time value of money and any delay between the exercise date and the payment date.
9.2    Award Vesting and Forfeiture. The Committee shall establish the Restrictions, if any, applicable to Stock Appreciation Rights. Stock Appreciation Rights and the entitlement to Shares thereunder will be forfeited and all rights of an Associate to such Stock Appreciation Rights and the Shares thereunder will terminate if any applicable Restrictions in the Plan or Notice of Plan Award are not satisfied.
9.3    Beneficial Ownership. The Recipient of any Stock Appreciation Rights shall not have any beneficial ownership in any Shares subject to such Plan Awards until Shares are delivered in satisfaction of the Plan Award nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Stock Appreciation Rights or any interest therein. Except as required by any law, neither the Stock Appreciation Rights nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be void.
9.4    Election to Receive Payments. A Recipient of a Stock Appreciation Right may elect to receive a payment to which the Recipient is entitled under the Plan Award by giving notice of such election to the Committee in accordance with the rules established by the Committee.
9.5    Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award granting the Stock Appreciation Rights, a payment to a Recipient with respect to Stock Appreciation Rights may be made (a) in cash, (b) in Shares having an aggregate Fair Market Value on the date on which the Stock Appreciation Rights are settled equal to the amount of the payment to be made under the Plan Award, or (c) any combination of cash and Shares, as the Committee shall determine in its sole discretion and specify at the time the Plan Award is granted. The Committee shall not make any payment in Shares if such payment would result in any adverse tax or other legal effect as to this Plan or Walmart.
9.6    Limitation of Rights. A Recipient of Stock Appreciation Rights is not entitled to any rights of a holder of the Shares (e.g., voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan.
9.7    Withholding. The Committee may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to the Stock Appreciation Rights.
9.8    Deferral of Stock Appreciation Rights. At the time of grant of a Plan Award of Stock Appreciation Rights the Committee may permit a Recipient who is exempt from U.S. taxation and who is expected to remain exempt from U.S. taxation until the Plan Award is settled to elect to defer the Shares or cash to be delivered in settlement of a Stock Appreciation Right in accordance with rules and procedures established by the Committee.
PERFORMANCE UNITS
10.1    Grant. Walmart may grant Performance Units to such Associates as it may select in its sole discretion, on any terms and conditions the Committee deems desirable. Each Plan Award of Performance Units shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and Notice of Plan Award.
10.2    Performance Goals. The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Units that will be earned by the Recipient at the end of the Performance Period. The Performance Goals shall be set at threshold, target and maximum performance levels, with the number of Performance Units to be earned tied to the degree of attainment of the various performance levels under the various Performance Goals during the Performance Period. No Performance Units will be earned if the threshold performance level is not attained.
10.3    Beneficial Ownership. The Recipient of Performance Units shall not have any beneficial ownership in any Shares subject to the Performance Units unless and until Shares are delivered in satisfaction of the Performance Units nor shall the Recipient have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Units or any interest therein. Except as required by any law, neither the Performance Units nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be void.

10.4    Determination of Achievement of Performance Goals. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.
10.5    Settlement of Performance Units. After the applicable Performance Period has ended, the Recipient of Performance Units shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Units. The Committee may, in its sole discretion, reduce, eliminate or increase any amount of Shares or cash earned under Performance Units for any individual or group, except that such amount of Shares or cash intended to be a Qualified Performance Based Award may not be increased above the amount provided in the Notice of Plan Award. Unless deferred in accordance with Section 10.9, Performance Units shall be settled as soon as practicable after the Committee determines and certifies the degree of attainment of Performance Goals for the Performance Period.
The Committee shall have the discretion and authority to make adjustments to any Performance Units in circumstances where, during the Performance Period: (a) a Recipient leaves Walmart or an Affiliate and is subsequently rehired; (b) a Recipient transfers between positions with different incentive percentages or Performance Goals; (c) a Recipient transfers to a position not eligible to participate in the Plan; (d) a Recipient becomes eligible, or ceases to be eligible, for an incentive from another incentive plan maintained by Walmart or an Affiliate; (e) a Recipient is on a leave of absence; and (f) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the Plan; provided however, that the Committee shall not be authorized to increase the amount of Performance Units payable to a Covered Employee that would otherwise be payable if the amount was intended to be Qualified Performance Based Award.
10.6    Payments to Recipients. Subject to the terms and conditions of the Notice of Plan Award, payment to a Recipient with respect to Performance Units may be made (a) in Shares, (b) in cash or by check equal to the Shares' Fair Market Value on the date the Performance Units are settled, or (c) any combination of cash and Shares, as the Committee shall determine at any time in its sole discretion.
10.7    Limitation of Rights. A Recipient of Performance Units is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the receipt of Shares pursuant to the settlement of the Plan Award (if the Plan Award is settled in Shares). No dividend equivalents will be paid with respect to Performance Units.
10.8    Withholding. The Committee may withhold in accordance with Section 11.10 any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Units.
10.9    Deferral of Shares or Cash Payout. At the time of grant of Performance Units (or at such earlier or later time as the Committee determines to be appropriate in light of Code Section 409A) the Committee may permit the Recipient to elect to defer delivery of Shares (or payment of cash) with respect to the Plan Award in accordance with such rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A.
MISCELLANEOUS
11.1    Issuance of Stock Certificates; Book-Entry; or Purchase of Stock.

(a)
If a Recipient has the right to the delivery of any Shares pursuant to any Plan Award, Walmart shall issue or cause to be issued a stock certificate or a book-entry crediting Shares to the Recipient's account promptly upon the exercise of the Plan Award or the right arising under the Plan Award.

(b)
A Recipient's right to Open Market Shares pursuant to settlement of a Plan Award of Restricted Stock Units or Performance Units shall not be satisfied by Walmart's delivery of Shares but rather Walmart or an Affiliate shall purchase the Shares on the open market on behalf of the Associate by forwarding cash to an independent broker who will in turn purchase the Shares on the open market on behalf, and in the name, of the Associate.

11.2	Compliance with Code Section 162(m).

(a)
To the extent awards to Covered Employees are intended to be Qualified Performance Based Awards, the material terms of the Performance Goals under which awards are paid (and any material changes in material terms) shall be disclosed to and approved by Walmart's stockholders in a separate vote. Material terms include the eligible Associates specified in Section 5.1, the Performance Measures pursuant to which the Performance Goals are set, and the maximum amount of compensation that could be paid to any Covered Employee or the formula used to calculate the amount of compensation to be paid to the Covered Employee if the Performance Goal is attained.

(b)
Performance Measures must be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Measures. If applicable laws change to permit Committee discretion to alter the governing Performance Measures without conditioning deductibility on obtaining stockholder approval (or reapproval) of any changes, the Committee shall have sole discretion to make changes without obtaining stockholder approval or reapproval.

(c)
Whenever the Committee determines that it is advisable to grant or pay awards that do not qualify as Qualified Performance Based Awards, the Committee may make grants or payments without satisfying the requirements of Code Section 162(m).

(d)
The Committee may, but shall not be required to, establish rules and procedures providing for the automatic deferral of Shares or other Plan payouts of Recipients who are Covered Employees as necessary to avoid a loss of deduction under Code Section 162(m)(1).

(e)
No Recipient may be granted a Plan Award denominated in Shares with respect to a number of Shares in any one Fiscal Year which when added to the Shares subject to any other Plan Award denominated in Shares granted to such Recipient in the same Fiscal Year would exceed 2,000,000 Shares; provided, however, that if the Performance Period applicable to a Plan Award exceeds twelve months, the 2,000,000 Share limit shall apply to each 12-month period in the Performance Period. If a Plan Award denominated in Shares is cancelled, the cancelled Plan Award continues to count against the maximum number of Shares for which a Plan Award denominated in Shares may be granted to a Recipient in any Fiscal Year. The Share limit shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 11.9.

11.3    Termination of Employment or Interruption or Termination of Continuous Status as an Associate. Except as otherwise expressly set forth in the Plan, the Committee shall determine the effect of the termination of a Recipient's employment, or a Recipient's disability or death, or any other interruption or termination of Continuous Status as an Associate, on the lapse of any Restrictions contained in a Plan Award made to the Recipient. During a period for which the Recipient is subject to administrative suspension, a Recipient's right to exercise or receive payment for any rights under any Plan Award or the vesting of any rights under any Plan Award shall be suspended to the extent permitted under local law.
11.4     Forfeiture for Cause. Notwithstanding anything to the contrary contained in the Plan, any Recipient upon a finding of "Cause" by the Committee shall forfeit all Plan Awards (and rights thereunder) granted under the Plan, whether or not vested or otherwise exercisable.
11.5    Repayment Obligation.
(a)    Notwithstanding anything to the contrary contained in the Plan, in the event the Committee or its delegate (which expressly may include any officer of Walmart or a non-Associate third party (such as counsel to Walmart)) determines that a Recipient who is a current or former non-management director of Walmart or a current or former named executive officer for purposes of Walmart's proxy statement has engaged in Gross Misconduct, then the Recipient shall forfeit all Plan Awards then outstanding, and the Recipient shall repay to Walmart any payments received from Walmart with respect to any Plan Awards subsequent to the date which is twenty-four (24) months prior to the date of the behavior serving as the basis for the finding of Gross Misconduct. Any amount to be repaid by a Recipient pursuant to this Section 11.5 shall be held by the Recipient in constructive trust for the benefit of Walmart and shall be paid by the Recipient to Walmart with interest at the prime rate (as published in The Wall Street Journal) as of the date the Committee or its delegate determines the Recipient engaged in Gross Misconduct. The amount to be repaid pursuant to this Section 11.5 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of payment to the Recipient, and without regard to any subsequent change in the Fair Market Value of a Share.
(b)    If the Committee determines at any time that the Recipient of a Plan Award, prior to or within one year after the date of settlement of such Plan Award, (A) engaged in any act the Committee deems inimical to the best interest of Walmart or an Affiliate, (B) failed to perform the Recipient's duties to the satisfaction of the Committee, (C) breached any restrictive covenant or confidentiality requirement to which the Recipient was subject, or (D) otherwise failed to comply with applicable policies of Walmart or an Affiliate at all times prior to the settlement of the Plan Award, the Recipient shall be obligated, upon demand, to return the amount paid or distributed in settlement of such Plan Award to Walmart. In addition, all Plan Awards, whether or not previously settled, and whether or not previously deferred, shall be subject to Walmart's policies or requirements of applicable law (including regulations and other applicable guidance) regarding clawbacks (recoupment) as in effect from time to time.
11.6     Death of Recipient. To the extent permitted in the Notice of Plan Award or under Committee rules and procedures, a Recipient may name a beneficiary or beneficiaries to whom the Recipient's Plan Award may be paid, or who is authorized to exercise the Recipient's Plan Award, in the event of the death of the Recipient, subject to Committee rules and procedures. If no such beneficiary is effectively named by the Recipient for any reason, then except to the extent otherwise provided in the Notice of Plan Award or Committee rules and procedures, if the Recipient dies, the Recipient's Plan Award may be paid to the Recipient's estate or may be exercised, in accordance with its terms or as allowed by law, by the Recipient's estate or by bequest or inheritance. Unless otherwise provided in the Notice of Plan Award, (a) Plan Awards may be exercised after death only to the extent the Recipient was otherwise entitled to exercise the Plan Award at the date of the Recipient's death and only if exercised within 12 months after the Recipient's death, and (b) to the extent a Plan Award was unvested at the date of death, the Plan Award shall terminate.
11.7    Limitations on Liability and Award Obligations. Receiving a Plan Award or being the owner of any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or Performance Unit shall not:

(a)	give a Recipient any rights except as expressly set forth in the Plan or in the Plan Award and except as a stockholder of Walmart as set forth herein as to the Restricted Stock only;

(b)
as to Shares deliverable on the exercise of Options or Stock Appreciation Rights, or in settlement of Performance Units or Restricted Stock Units, until the delivery (as evidenced by the appropriate entry on the books of Walmart of a duly authorized transfer agent of Walmart) of such Shares, give the Recipient the right to vote, or receive dividends on, or exercise any other rights as a stockholder with respect to such Shares, notwithstanding the exercise (in the case of Options or Stock Appreciation Rights) of the related Plan Award;

(c)	be considered a contract of employment or give the Recipient any right to continued employment, or to hold any position, with Walmart or any Affiliate;

(d)
create any fiduciary or other obligation of Walmart or any Affiliate to take any action or provide to the Recipient any assistance or dedicate or permit the use of any assets of Walmart or any Affiliate that would permit the Recipient to be able to attain any performance criteria stated in the Recipient's Plan Award;

(e)
create any trust, fiduciary or other duty or obligation of Walmart or any Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products;

(f)	create any obligation of Walmart or any Affiliate that shall be greater than the obligations of Walmart or that Affiliate to any general unsecured creditor of Walmart or the Affiliate; or

(g)	give a Recipient any right to receive any additional Plan Award of any type.
If Walmart or an Affiliate terminates a Recipient's employment with Walmart or the Affiliate, the potential value of any Plan Award that must be returned to Walmart will not be an element of any damages that the Recipient may have for any termination of employment or other relationship in violation of any contractual or other rights the Recipient may have.
11.8    No Liability of Committee Members. Walmart shall indemnify and hold harmless each member of the Committee and each other officer and director of Walmart or any Affiliate that has any duty or power relating to the administration of the Plan against any liability, obligation, cost or expense incurred by that person arising out of any act or omission to act in connection with the Plan or any Plan Award if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Walmart. Indemnification of Associates and agents shall be determined pursuant to the requirements of Article VI of Walmart's Amended and Restated Bylaws.
11.9    Adjustments upon Changes in Capitalization or Merger. Subject to any required action by the Walmart stockholders, the number and type of Shares (or other securities or property) covered by each Plan Award, and the number and type of Shares (or other securities or property) which have been authorized for delivery under the Plan but as to which no Plan Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Plan Award, the price per Share covered by any outstanding Plan Award that includes in its terms a price per Share, and the number of Shares with respect to which Plan Awards may be granted to an individual shall be proportionately adjusted to reflect an extraordinary dividend or other distribution (whether in the form of cash, Shares or other securities or property), stock split, reverse stock split, merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, split-up, spin-off, combination or reclassification of the Shares, or any other increase or decrease in the number of outstanding Shares effected without receipt of consideration by Walmart, issuance or warrants or other rights to purchase Shares or other securities of Walmart or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. That adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive as to every person interested under the Plan. Except as expressly provided herein, no issuance by Walmart of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Plan Award.
11.10    Tax Withholding. Whenever taxes are to be withheld in connection with the grant, vesting, lapse of restrictions, exercise or settlement of a Plan Award or for any other reason in connection with a Plan Award (the date on which such withholding obligation arises being hereinafter referred to as the "Tax Date"), the Committee may decide, in its sole discretion, to provide for the payment for the withholding of federal, state and local taxes (including Social Security and Medicare ("FICA") taxes by one or a combination of the following methods and may (but need not) permit the Recipient to elect the method or methods: (a) payment in cash of the amount to be withheld, (b) requesting Walmart to withhold from Shares that would otherwise be delivered in settlement of a Plan Award payable in Shares (or upon the lapse of Restrictions on a Plan Award) a number of Shares having a Fair Market Value on the Tax Date or the last NYSE trading day prior to the Tax Date no greater than the amount to be withheld, (c) transfer of unencumbered Shares owned by the Recipient in circumstances permitted by the Committee valued at their Fair Market Value on the Tax Date or the last NYSE trading day prior to the Tax Date, (d) withholding from any cash compensation otherwise due to the Recipient; or (e) such other method as authorized by the Committee in its discretion. The Committee may set limits on the amount of withholding to be satisfied through withholding of Shares; e.g., the Committee may require that only the minimum withholding be satisfied in Shares, and may prohibit withholding from Open Market Shares or using a particular method if necessary or advisable in a particular country. Any fractional share amount must be paid in cash or withheld from compensation otherwise due to the Recipient.

11.11    Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time without the approval of the Recipients or any other person, except to the extent any action of that type is required to be approved by the stockholders of Walmart under applicable law, listing standards, or in connection with any outstanding Qualified Performance Based Awards.
11.12    Compliance with Law. The making of any Plan Award or delivery of any Shares is subject to compliance by Walmart with all applicable laws as determined by Walmart's legal counsel. Walmart need not issue or transfer any Plan Award or Shares pursuant to the Plan unless Walmart's legal counsel has approved all legal matters in connection with the delivery of any Plan Award or Shares.
11.13    No Representation or Warranty Regarding Tax Treatment. Notwithstanding any language contained in the Plan or any Plan Award, Walmart does not represent or warrant that any particular tax treatment will be achieved.
11.14    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
11.15    Superseding Existing Plans, Effective Date, and Transition. The Plan, as set forth herein, was approved by the Board on April 12, 2013, to be effective August 12, 2013, without additional approval of Walmart's stockholders. The 2005 Plan was effective January 1, 2005, and was approved by Walmart's stockholders on June 3, 2005. The 1998 Plan was effective as of March 5, 1998, and was approved by Walmart's stockholders on June 5, 1998. The Plan was effective January 1, 2010, and approved by Walmart's stockholders on June 4, 2010. Shares made available for delivery in settlement of Plan Awards shall also be available for delivery in settlement of amounts payable under the provisions of the Wal-Mart Stores, Inc. Director Compensation Deferral Plan.
11.16    Funding. To the extent the Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), it is intended to be (and will be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. It is intended that the Plan be unfunded for federal tax purposes and for purposes of Title I of ERISA.
11.17    Code Section 409A. Plan Awards are intended to be exempt from the definition of "nonqualified deferred compensation" within the meaning of Code Section 409A, or to the extent not so exempt, to satisfy the requirements of Code Section 409A, and the Plan and Plan Awards shall be interpreted accordingly.